Exhibit 99.1
March 23, 2009
Dear Shareholders (and other friends) of AssuranceAmerica,
February was a record month for revenue and pre-tax profits. The records resulted from a 23% reduction year-over-year in Retail Agency expenses, and a 17% increase in Gross Premium Produced in our Carrier/MGA.
Our consolidated revenue increase of 6% was a pleasant surprise in light of the recessionary conditions experienced by our customer base. You have a motivated management group, with all hands focused on two of our 2009 challenges: (i) improving underwriting results and (ii) continuing to build new revenue sources in our agencies.
We hope you will join us on Thursday, April 30 at 11:00 a.m. for the Annual Shareholder Meeting and our traditional BBQ luncheon.
Following is our report on February’s results:

		February (Unaudited)
		Current Month			Year To Date
		2009	2008	Change	2009	2008	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$17,738	$15,132	17%	$31,661	$29,419	8%
•	MGA/Carrier Gross Premiums Produced [1,2]	$13,052	$10,896	20%	$23,286	$21,084	10%
•	MGA/Carrier Revenues [2]	$5,526	$5,178	7%	$10,616	$10,055	6%
•	Retail Agencies Gross Premium Produced [1,2]*	$6,958	$7,133	(2)%	$12,205	$13,419	(9)%
•	Retail Agencies Group Revenues [2] *	$1,063	$1,146	(7)%	$1,908	$2,165	(12)%
•	Company Revenues*	$6,189	$5,818	6%	$11,847	$11,334	5%
•	Company Pre-Tax Income before stock option*	$914	$448	104%	$1,209	$708	71%
•	Company Pre-Tax Income*	$904	$410	120%	$1,189	$633	88%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Joseph J. Skruck

Guy W. Millner	Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.